Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), is made and entered into on December 29, 2023 (“Effective Date”) by and between Presidio Property Trust, Inc., a Maryland corporation (the “Company”), and Jack K. Heilbron (the “Executive”).

WHEREAS, Executive and the Company previously entered into an employment agreement, as amended from time to time, dated October 18, 2017; and

WHEREAS, the Executive and the Company desire to amend and restate the employment agreement on the terms and conditions set forth herein.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Employment Period. Subject to the provisions for earlier termination hereinafter provided, the Executive’s employment hereunder shall be for a term (the “Employment Period”) commencing on the Effective Date and ending on the third anniversary of the Effective Date (unless Executive’s employment is terminated prior to such date pursuant to Section 3 below) (the “Initial Termination Date”); provided, however, that this Agreement shall be automatically extended for one (1) additional year on the Initial Termination Date and on each subsequent anniversary of the Initial Termination Date (each such extension, a “Renewal Year”), unless either the Executive or the Company elects not to so extend the term of the Agreement by notifying the other party, in writing, of such election not less than three (3) months prior to the last day of the Employment Period as then in effect.

2. Terms of Employment.

(a) Position and Duties.

(i) During the Employment Period, the Executive shall serve as Chairman, Chief Executive Officer and President of the Company and shall perform such employment duties as are assigned by the Company’s Board of Directors and are usual and customary for such positions. In such a position, the Executive shall report to the Company’s Board of Directors. At the Company’s request, the Executive shall serve the Company and/or its subsidiaries and affiliates in other offices and capacities in addition to the foregoing. In the event that the Executive, during the Employment Period, serves in any one or more of such additional capacities, the Executive’s compensation shall not be increased beyond that specified in Section 2(b) of this Agreement.

(ii) Location. Executive’s primary place of work shall be the Company’s facility in San Diego, California, or such other location within San Diego County as may be designated by the Board from time to time.

(iii) Compliance. Executive shall be subject to and comply with the policies and procedures generally applicable to senior executives of the Company to the extent the same are not inconsistent with any term of this Agreement. For the avoidance of doubt, in the event of any inconsistency between this Agreement and the policies and procedures of the Company, the policies and procedures of the Company shall control and govern.

(iv) Exclusive Services. During the Employment Period, and excluding any periods of paid time off to which the Executive is entitled, the Executive agrees to devote substantially all of his business time to the business and affairs of the Company. Notwithstanding the foregoing and subject to the provisions of Section 5, during the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) fulfill limited teaching, speaking and writing engagements, (C) manage his personal investments or (D) act or serve as a director, trustee, committee member or principal of any type of business, civic or charitable organization, so long as such activities will not interfere in any substantial respect with the performance of the Executive’s responsibilities as an employee, director and officer of the Company in accordance with this Agreement provided that Executive seeks and obtains the prior approval of the Board of Directors (as to which Executive shall not participate in any vote to approve or reject) before engaging in any other activity described in this Section 2(a)(iv)(A)-(D). It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company; provided, that (I) no such activity that violates the provisions of Section 5 shall be permitted and (II) Executive shall seek and obtain the prior approval of the Board of Directors (as to which Executive shall not participate in any vote to approve or reject) before engaging in any new, real estate-related or other business activities after the Effective Date.

(v) Board Position. In addition, during the Employment Period, the Company shall use its best efforts to cause the Executive to be nominated and elected as Chairman of the Company’s Board of Directors; provided, however, that the Company shall not be so obligated if cause exists for the removal of the Executive from the Company’s Board of Directors or for the failure to nominate or elect the Executive to the Company’s Board of Directors . Provided that the Executive is so nominated and elected, the Executive hereby agrees to serve as Chairman of the Company’s Board of Directors.

(b) Compensation.

(i) Base Salary. Unless earlier terminated, during the Employment Period, the Executive shall receive a base salary (the “Base Salary”) of $425,996 per annum. The Base Salary shall be paid by the Company at such intervals as the Company pays executive salaries generally. The Base Salary may be reviewed annually by the Company’s Board of Directors, or the Compensation Committee thereof, and may be increased or decreased  in the discretion of the Company’s Board of Directors, or the Compensation Committee thereof. The term “Base Salary” as utilized in this Agreement shall refer to Base Salary as so increased or decreased from time to time. Executive acknowledges and agrees that any decrease in Base Salary does not constitute a basis for the Executive to terminate his employment as Chief Executive Office and/or President for Good Reason.

(ii) Annual Bonus. Unless earlier terminated, during the Employment Period, in addition to the Base Salary, the Executive shall be eligible, for each fiscal year of the Company ending during the Employment Period, for an annual cash performance bonus (an “Annual Bonus”). Executive will be eligible to receive an Annual Bonus at a target level of up to one hundred percent (100%) of Base Salary upon the achievement of targets and other objectives established by the Board or its designee for each fiscal year. For the avoidance of doubt, Executive must be employed on the date of payment of an Annual Bonus in order to be eligible to receive an Annual Bonus for such fiscal year. The Annual Bonus shall be paid to the Executive by the Company upon the earlier of within ninety (90) days following the end of each fiscal year or the date that the Company pays all other senior executives that may receive an Annual Bonus.

(iii) Incentive, Savings and Retirement Plans. Unless earlier terminated, during the Employment Period, the Executive shall be eligible to participate in all other incentive plans, practices, policies and programs, and all savings and retirement plans, practices, policies and programs, in each case that are applicable generally to senior executives of the Company under the terms and conditions therein as in effect from time to time.

(iv) Welfare Benefit Plans. Unless earlier terminated, during the Employment Period, and subject to applicable law and the terms and conditions of the underlying benefit plans, the Executive and the Executive’s spouse   shall be eligible for participation at the Company’s expense, in the welfare benefit plans, practices, policies and programs (including, if applicable, medical, dental, disability, employee life, group life and accidental death insurance plans and programs) maintained by the Company for its senior executives under the terms and conditions therein as in effect from time to time. In addition, the Company shall pay the premiums for a supplemental life insurance policy on the Executive’s life having such terms and conditions as the Executive and the Company may mutually agree from time to time.

(v) Expenses. Unless earlier terminated, during the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company provided to senior executives of the Company under the terms and conditions therein as in effect from time to time. Any amounts payable to the Executive under this Section 2(b)(v) shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of the Executive’s taxable year following the taxable year in which the Executive incurred the expenses unless not timely remitted by Executive. The amounts provided under this Section 2(b)(v) during any taxable year of the Executive’s will not affect such amounts provided in any other taxable year of the Executive’s, and the Executive’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

(vi) Vacation. Unless earlier terminated, during the Employment Period, the Executive shall be entitled to paid time off per year to be used and accrued in accordance with Company policy.

(vii) Automobile Allowance. Unless earlier terminated, during the Employment Period, the Company shall, at its sole expense, provide an automobile, selected by mutual agreement of the Company and the Executive, for the Executive’s exclusive use.

(viii) Club Dues. Unless earlier terminated, during the Employment Period, the Company shall, at its sole expense, reimburse the Executive for the dues for membership at a country club of his choosing.

3. Termination of Employment. If the Executive’s employment during the Employment Period terminates for any reason, the Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as expressly provided in this Agreement, including with respect to any applicable notice requirement and periods.

(a) Death or Disability. The Executive’s employment shall terminate on the first of the following to occur: the Executive’s death or upon written notice by the Company to the Executive of termination due to Disability, while the Executive maintains a Disability. For purposes of this Agreement, “Disability” shall mean the inability of the Executive to have performed his material duties hereunder due to a physical or mental injury, infirmity or incapacity for 180 days (including weekends and holidays) in any 365-day period. The existence or nonexistence of a physical or mental injury, infirmity or incapacity shall be determined by an independent physician mutually agreed to by the Company and the Executive (provided that neither party shall unreasonably withhold their agreement).

(b) Cause. At any time, the Company may terminate the Executive’s employment with Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any one or more of the following events, unless, as to only clauses (i), (ii), (iii) and (v), below, the Executive fully corrects (as the Board of Directors may, by the affirmative vote of a majority of its directors (excluding for this purpose the Executive if he is a director of the board of Directors, and any other director of the Board of Directors reasonably believed by the Board of Directors to be involved in the events leading to the notice for Cause termination) determine ), the circumstances constituting Cause within thirty (30) days following the date written notice is delivered to the Executive which specifically identifies the circumstances constituting Cause (it being understood and agreed that no other circumstances set forth in clause (iv), below, are capable of correction):

(i) the Executive’s willful and continued failure to perform his duties with the Company;

(ii) the Executive’s willful or gross misconduct resulting in economic, reputational or financial damage to the Company or any subsidiary or affiliate;

(iii) the Executive’s gross negligence, insubordination or material violation of any fiduciary duty to the Company;

(iv) the Executive’s conviction of, or entry by the Executive of a guilty or no contest plea to, the commission of a felony or a misdemeanor involving fraud, dishonesty or moral turpitude; or

(v) the Executive’s willful and material breach of any provision of this Agreement, including, without limitation, the Executive’s covenants set forth in Section 5 hereof.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Company’s Board of Directors or based upon the advice of counsel for the Company shall be presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the Company’s Board of Directors at a meeting of the Company’s Board of Directors called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Company’s Board of Directors), finding that, in the good faith opinion of the Board, the Executive is guilty of any of the conduct described in Section 3(b), and specifying the particulars thereof in detail; provided, that if the Executive is a member of the Company’s Board of Directors, the Executive shall not vote on such resolution nor shall the Executive be counted in determining the “entire membership” of the Company’s Board of Directors.

(c) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason or by the Executive without Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one or more of the following events without the Executive’s prior written consent, unless the Company fully corrects the circumstances constituting Good Reason within thirty (30) days following the date written notice is delivered to the Company’s Board of Directors by the Executive which specifically identifies the circumstances constituting Good Reason (provided such circumstances are capable of correction), after:

(i) a material change in the geographic location at which the Executive must perform his duties; or

(ii) any other action or inaction that constitutes a material breach by the Company of its obligations to the Executive under this Agreement.

Notwithstanding the foregoing, “Good Reason” shall only exist if the Executive shall have provided the Company’s Board of Directors with written notice within ninety (90) days of the initial occurrence of any of the foregoing events or conditions which specifically identifies the circumstances constituting Good Reason (provided such circumstances are capable of correction), and the Company fails to eliminate the conditions constituting Good Reason within thirty (30) days after receipt of written notice of such event or condition from the Executive. The Executive’s termination by reason of resignation from employment with the Company for Good Reason shall be treated as involuntary. The Executive’s resignation from employment with the Company for Good Reason must occur within six (6) months following the initial existence of the event or condition constituting Good Reason.

(e) Failure to Extend. A failure to extend the Employment Period, pursuant to Section 1, by either party shall not be treated as a termination of Executive’s employment for purposes of this Agreement.

(f) Notice of Termination. Any termination by the Company or by the Executive, shall be communicated by Notice of Termination to the other parties hereto given in accordance with Section 10(c) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than sixty (60) days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(g) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date specified in the Notice of Termination (which date shall not be prior to the expiration of the applicable correction period and shall not be more than sixty (60) days after the giving of such notice), as the case may be, (ii) if the Executive’s employment is terminated by the Executive without Good Reason, the Date of Termination shall be the three month anniversary of  the date on which the Executive notifies the Company of such termination, unless otherwise agreed by the Company and the Executive, and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death or Disability of the Executive, as the case may be.

4. Obligations of the Company upon Termination.

(a) For Good Reason. Unless earlier terminated, if, during the Employment Period, the Executive shall terminate his employment for Good Reason :

(i) The Executive shall be paid the aggregate amount of:

1. the Executive’s earned but unpaid Base Salary and accrued but unpaid paid time off through the Date of Termination (the “Accrued Obligations”, which, for the avoidance of doubt, does not include the unpaid Base Salary for the remainder of the Employment Period if the Employment Period had not been terminated), which Accrued Obligations shall be paid to Executive on the Date of Termination, plus

2. the Company shall pay Executive a cash payment equal to one (1) multiplied by the mean average of the cash bonus payments received by the Executive during the immediately preceding two (2) years, payable no later than thirty (30) days after such termination; and

(ii) For the period beginning on the Date of Termination and ending on the date which is twelve (12) full months following the Date of Termination (or, if earlier, the date on which Executive accepts employment with another employer that provides comparable benefits in terms of cost and scope of coverage or the date on which the applicable continuation period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) expires), the Company shall pay for and provide Executive and his eligible dependents who were covered under the Company’s health plans as of the date of Executive’s termination with healthcare benefits which are substantially the same as the benefits provided to currently active employees, including, if necessary, paying the costs associated with continuation coverage pursuant to COBRA (provided that Executive shall be solely responsible for all matters relating to his continuation of coverage pursuant to COBRA, including, without limitation, his election of such coverage and his timely payment of premiums). If any of the Company’s health benefits are self-funded as of the Date of Termination, instead of providing continued health insurance coverage as set forth above, the Company shall instead pay to the Executive an amount equal to twelve (12) multiplied by the monthly premium the Executive would be required to pay for continuation coverage pursuant to COBRA for the Executive and his eligible dependents who were covered under the Company’s health plans as of the Date of Termination (calculated by reference to the premium as of the Date of Termination), which amount shall be paid in a lump sum, subject to applicable withholding and applicable rules and regulations, within ten (10) days after the Release Effective Date (as defined in Section 4(a));

(iii) To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any vested benefits and other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”);  and

(iv) On the Date of Termination, 100% of the outstanding unvested stock options, restricted stock and other equity awards granted to the Executive under any of the Company’s equity incentive plans (or awards substituted therefore covering the securities of a successor Company) (other than performance-based vesting awards) shall become immediately vested and exercisable in full.

Notwithstanding the foregoing, it shall be a condition to the Executive’s right to receive the amounts provided for in Sections 4(a)(i), (a)(ii), (iii) and (iv) above that the Executive execute, deliver to the Company and not revoke a release of claims in substantially the form attached hereto as Exhibit A (the “Release”), which shall be part of a separation agreement reasonably acceptable to the Company and Executive. Executive shall only receive the amounts provided for in Section 4(a) if Executive executes and does not revoke the Release. The date on which the Executive’s Release becomes effective and the applicable revocation period lapses shall be the “Release Effective Date.”

(b) For Cause or Without Good Reason. If the Executive’s employment shall be terminated by the Company for Cause or by the Executive without Good Reason during the Employment Period, the Company shall have no further obligations to the Executive under this Agreement other than the obligation to pay to the Executive the Accrued Obligations in cash on the Date of Termination and to provide any vested benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company.

(c) Death or Disability. If the Executive dies or if the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall have no right to receive any compensation or benefit hereunder on and after the Date of Termination other than payment of the Accrued Obligations in cash on the Date of Termination, reimbursement under this Agreement for expenses incurred prior to the Date of Termination and the provision of any vested benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company.

(d) Exclusive Remedy. Except as otherwise expressly required by law or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing after the termination of Executive’s employment shall cease upon such termination. In the event of a termination of Executive’s employment with the Company, Executive’s sole remedy shall be to receive the payments and benefits described in this Section 4. In addition, Executive acknowledges and agrees that he is not entitled to any reimbursement by the Company for any taxes payable by Executive as a result of the payments and benefits received by Executive pursuant to this Section 4, including, without limitation, any excise tax imposed by Sections 409A and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”).

(e) No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by Executive as the result of employment by another employer or self-employment or by retirement benefits; provided, however, that loans, advances (other than salary advances) or other amounts owed by Executive to the Company under a written agreement may be offset by the Company against amounts payable to Executive under this Section 4; provided, further, that no such offset shall operate to accelerate the payment of any non-qualified deferred compensation.

5. Restrictive Covenants.

(a) Confidentiality and Disclosure. Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets and confidential information, knowledge or data relating to the Company and its subsidiaries and affiliates (collectively, the “Company Group”) and their businesses and investments, which shall have been obtained by Executive during Executive’s employment by the Company Group and which is not generally available public knowledge (other than by acts by Executive in violation of this Agreement). Except as may be required or appropriate in connection with his carrying out his duties under this Agreement, Executive shall not, without the prior written consent of the Company Group or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company Group (in which case Executive shall use his reasonable best efforts in cooperating with the Company Group in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company Group and those designated by the Company Group or on behalf of the Company Group in the furtherance of its business or to perform duties hereunder. To the extent the Executive is affiliated with a registered investment advisor (“RIA”), Executive has caused, and in the future shall use his best efforts to cause, the RIA to disclose in its regulatory filings potential conflicts of interest, if any.

(b) Company Property. All records, files, drawings, documents, models, equipment, and the like relating to the Company group’s business, which Executive has control over shall not be removed from the Company Group’s premises without its written consent, unless such removal is in the furtherance of the Company Group’s business or is in connection with Executive’s carrying out his duties under this Agreement and, if so removed, shall be returned to the Company Group promptly after termination of Executive’s employment hereunder, or otherwise promptly after removal if such removal occurs following termination of employment. Executive shall assign to the Company Group all rights to trade secrets and other products relating to the Company Group’s business developed by him alone or in conjunction with others at any time while employed by the Company Group.

(c) Injunctive Relief. In recognition of the facts that irreparable injury will result to the Company in the event of a breach by the Executive of his obligations under Sections 5(a) through (c) of this Agreement, that monetary damages for such breach would not be readily calculable, and that the Company would not have an adequate remedy at law therefor, the Executive acknowledges, consents and agrees that in the event of such breach, or the threat thereof, the Company shall be entitled, in addition to any other legal remedies and damages available under law or in equity, to specific performance thereof and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by the Executive.

(d) Survival. This Section 5 shall survive termination of the Employment Period or any expiration or termination of this Agreement.

(e) Rule 21F-17. For the avoidance of doubt, notwithstanding any other provision in this Agreement, and consistent with Rule 21F-17 of the Securities Exchange Act of 1934, any confidentiality and non-disclosure provisions in this Agreement do not prohibit or restrict Executive (or Executive’s attorney) from: initiating communications directly with, or responding to any inquiry from, or providing testimony before, the U.S. Securities and Exchange Commission, NASD/FINRA, any other self-regulatory organization, any other state or federal regulatory authority or pursuant to court or administrative proceedings. In broadest terms, nothing herein is intended to impede any governmental investigation, Executive’s ability to report potential violations of the federal and state securities laws or Executive’s participation in any whistleblower rewards program.

6. Insurance. The Company shall have the right to take out life, health, accident, “key-man” or other insurance covering Executive, in the name of the Company and at the Company’s expense in any amount deemed appropriate by the Company. Executive shall assist the Company in obtaining such insurance, including, without limitation, submitting to any required examinations and providing information and data required by insurance companies. Executive shall have no interest in any such policies obtained by the Company.

7. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

8. Payment of Financial Obligations. The payment or provision to the Executive by the Company of any remuneration, benefits or other financial obligations pursuant to this Agreement shall be allocated to the Company and, if applicable, any subsidiary and/or affiliate thereof in accordance with any agreements to such effect by the Company, as in effect from time to time.

9. Indemnification.

a) During the Term and thereafter, the Company agrees to indemnify and hold the Executive harmless, to the maximum extent permitted by the Company’s articles and bylaws and applicable law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against the Executive that arises out of or relates to the Executive’s service as an officer, director or employee, as the case may be, of the Company, or the Executive’s service, act or inaction for the benefit of the Company, including but not limited to, the delivery of any personal guarantee or collateral for the benefit of the Company, in any such capacity or similar capacity with an affiliate of the Company or other entity at the request of the Company, both prior to and after the Effective Date, and advance to the Executive any and all such expenses within 30 days after receipt of written request with appropriate documentation of such expense along with receipt of an undertaking by the Executive or on the Executive’s behalf to repay such amount if it shall ultimately be determined the Executive is not entitled to be indemnified by the Company.

b) During the Term and thereafter, the Company also shall provide the Executive with coverage under its current directors’ and officers’ liability policy to the same extent that it provides such coverage to its other executive officers. If the Executive has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which the Executive may request indemnity under this provision, the Executive will give the company prompt written notice thereof; provided that the failure to give such notice shall not affect the Executive’s right to indemnification. The Company shall be entitled to assume the defense of any such proceeding and the Executive will use reasonable efforts to cooperate with such defense. To the extent that the Executive in good faith determines that there is an actual or potential conflict of interest between the Company and the Executive in connection with the defense of a proceeding, the Executive shall so notify the Company and shall, to the extent reasonably agreed to by the Company, be  entitled to separate representation at the Company’s expense by counsel selected by the Executive (provided that the Company may reasonably object to the selection of counsel within ten (10) business days after notification thereof) which counsel shall cooperate, and coordinate the defense, with the Company’s counsel and minimize the expense of such separate representation to the extent consistent with the Executive’s separate defense and to the extent possible and consistent with all applicable rules of legal ethics. This Section 9 shall continue in effect after the termination of the Executive’s employment or the termination of this Agreement.

10. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) Arbitration. Except as set forth in Section 5(c) above, any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement or any arrangements relating to this Agreement or contemplated in this Agreement or the breach, termination or invalidity thereof shall be settled by final and binding arbitration before a single, neutral arbitrator in San Diego, California in accordance with the then existing JAMS Employment Arbitration Rules and Procedures then in effect (the “Rules”). In the event of such an arbitration proceeding, the Executive and the Company shall select a mutually acceptable neutral arbitrator from among the JAMS panel of arbitrators. If the parties are unable to agree upon an arbitrator, one shall be appointed by JAMS in accordance with its Rules. Neither the Executive nor the Company nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state of California, or federal law, or both, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgment upon the award may be entered in any court having jurisdiction thereof. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; provided, however, the Executive and the Company agree that, except as may be prohibited by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party; provided, further, that the prevailing party shall be reimbursed for such fees, costs and expenses within sixty (60) days following any such award, but, to the extent the Executive is the prevailing party, in no event later than the last day of the Executive’s taxable year following the taxable year in which the fees, costs and expenses were incurred; provided, further, that the parties’ obligations pursuant to the provisos set forth above shall terminate on the tenth (10th) anniversary of the date of Executive’s termination of employment. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, the JAMS administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. Nothing in this Section 10(b) shall prohibit or limit the Company or the Executive from seeking provisional relief, including, without limitation, injunctive relief, in a court of competent jurisdiction pursuant to California Code of Civil Procedure Section 1281.8.

(c) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: at the Executive’s most recent address on the records of the Company,

If to the Company:

Presidio Property Trust, Inc.

4995 Murphy Canyon Road, Suite 300

San Diego, CA 92123

Attention: Chairman, Compensation Committee or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(d) Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Exchange Act and the rules and regulations promulgated thereunder, then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder.

(e) Clawback. Any amounts payable hereunder are subject to any policy (whether currently in existence or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Executive. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

(f) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(g) Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(h) No Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(i) Survival. Provisions of this Agreement shall survive any termination of the Employment Period if so provided herein or if necessary or desirable to fully accomplish the purposes of such provision, including, without limitation, the Executive’s obligations under Section 5 hereof. The obligation of the Company to make payments to or on behalf of the Executive under Section 4 hereof is expressly conditioned upon the Executive’s continued full performance of his obligations under Section 5 hereof. The Executive recognizes that, except as expressly provided in Section 4, no compensation is earned after termination of the Employment Period.

(j) Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with the Company or its subsidiaries (or any predecessor of either).

(k) Counterparts. This Agreement may be executed simultaneously in two counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

(l) Right to Advice of Counsel. Executive acknowledges that he has the right to, and has been advised to, consult with an attorney regarding the execution of this Agreement and any release hereunder; by his signature below, Executive acknowledges that he understands this right and has either consulted with an attorney regarding the execution of this Agreement or determined not to do so.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Company’s Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

Presidio Property Trust, Inc.

By:	/s/ James R. Durfey
James R. Durfey
Title:	Chair of the Compensation Committee

EXECUTIVE

/s/ Jack K. Heilbron
Jack K. Heilbron

EXHIBIT A

GENERAL RELEASE

This release is being executed pursuant to the Employment Agreement effective as ________ ___, 202__, between Presidio Property Trust, Inc. and Jack K. Heilbron (the “Agreement”).

For a valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of Presidio Property Trust, Inc. and each of its partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them (collectively, the “Released Parties”), of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of the undersigned by the Releasees, or any of them; The Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; The Employee Retirement Income Security Act of 1974; The Immigration Reform and Control Act; The Americans with Disabilities Act of 1990; The Age Discrimination in Employment Act of 1967 (“ADEA”); The Workers Adjustment and Retraining Notification Act; The Occupational Safety and Health Act; The Sarbanes-Oxley Act of 2002; The Fair Credit Reporting Act; The Family and Medical Leave Act; The Equal Pay Act; The Genetic Information Nondiscrimination Act of 2008; California Family Rights Act – Cal. Gov’t Code § 12945.2; California Fair Employment and Housing Act – Cal. Gov’t Code § 12900 et seq.; California Unruh Civil Rights Act – Cal. Civ. Code § 51 et seq.; Statutory Provisions Regarding the Confidentiality of AIDS Information – Cal. Health & Safety Code § 120775 et seq.; California Confidentiality of Medical Information Act – Cal. Civ. Code § 56 et seq.; California Parental Leave Law – Cal. Lab. Code § 230.7 et seq.; California Military Personnel Bias Law – Cal. Mil. & Vet. Code § 394; The California Occupational Safety and Health Act, as amended, and any applicable regulations thereunder; The California Consumer Credit Reporting Agencies Act – Cal. Civ. Code § 1785 et seq.; California Investigative Consumer Reporting Agencies Act – Cal. Civ. Code § 1786 et seq.; those provisions of the California Labor Code that lawfully may be released; any other federal, state or local civil or human rights law or any other federal, state or local law, regulation or ordinance; any public policy, contract, tort or common law; or any basis for recovering costs, fees or other expenses including attorneys’ fees incurred in these matters.

Waiver of California Civil Code Section 1542. To affect a full and complete general release as described above, you expressly waive and relinquish all rights and benefits of section 1542 of the Civil Code of the State of California, and do so understanding and acknowledging the significance and consequence of specifically waiving section 1542. Section 1542 of the Civil Code of the State of California states as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Thus, notwithstanding the provisions of section 1542, and to implement a full and complete release and discharge of the Released Parties, you expressly acknowledge this General Release is intended to include in its effect, without limitation, all claims you do not know or suspect to exist in your favor at the time of signing this General Release, and that this General Release contemplates the extinguishment of any such Claims. You warrant you have read this General Release, including this waiver of California Civil Code section 1542, and that you have consulted with or had the opportunity to consult with counsel of your choosing about this General Release and specifically about the waiver of section 1542, and that you understand this General Release and the section 1542 waiver, and so you freely and knowingly enter into this General Release. You further acknowledge that you later may discover facts different from or in addition to those you now know or believe to be true regarding the matters released or described in this General Release, and even so you agree that the releases and agreements contained in this General Release shall remain effective in all respects notwithstanding any later discovery of any different or additional facts. You expressly assume any and all risk of any mistake in connection with the true facts involved in the matters, disputes, or controversies released or described in this General Release or with regard to any facts now unknown to you relating thereto.

Acknowledgment of Waiver of Claims under ADEA. You understand and acknowledge that you ARE WAIVING AND RELEASING ANY RIGHTS YOU MAY HAVE UNDER THE ADEA, and that this waiver and release is knowing and voluntary. You understand and agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this General Release (and any separation or severance agreement that may accompany same, if any). You understand and acknowledge that the consideration given for this waiver and release is in addition to anything of value to which you were already entitled. You further understand and acknowledge that you have been advised by this writing that: (a) you should consult with an attorney prior to executing this General Release (and any separation or severance agreement that may accompany same, if any); (b) you have twenty-one (21) days within which to consider this Agreement or, if your employment ends as a result of a reduction in force, forty-five (45) days within which to consider this Agreement; (c) you have seven (7) days following your execution of this General Release (and any separation or severance agreement that may accompany same, if any) to revoke this General Release (and any separation or severance agreement that may accompany same, if any); (d) this General Release (and any separation or severance agreement that may accompany same, if any) shall not be effective until after the revocation period has expired; (e) in the event of a reduction in force, you have been advised of the eligibility factors and the time limits applicable and that you have been provided with information in writing about job titles and ages of all individuals eligible or selected for the program, a copy of which will be attached hereto; and (f) nothing in this General Release (and any separation or severance agreement that may accompany same, if any) prevents or precludes you from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event you sign this General Release (and any separation or severance agreement that may accompany same, if any) and return it to the Presidio Property Trust, Inc. in less than the 21-day period identified above, or, if applicable because of a reduction in force, the 45-day period identified above, you hereby acknowledge that you have freely and voluntarily chosen to waive the time period allotted for considering this General Release (and any separation or severance agreement that may accompany same, if any).

The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claims which he may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.

The undersigned agrees that if he hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claims.

The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.

IN WITNESS WHEREOF, the undersigned has executed this Release this ____ day of ______, _____.

Jack K. Heilbron